As filed with the Securities and Exchange Commission on July 1, 2009

Registration Nos. 333-67257

333-35229-99

333-00829

333-19445

333-42133

333-128260

333-130047

333-143716

333-149396

333-149537

333-151607

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.2 TO FORM S-8 (NO. 333-67257)

POST EFFECTIVE AMENDMENT NO.2 TO FORM S-8 (NO. 333-35229-99)

POST EFFECTIVE AMENDMENT NO.2 TO FORM S-8 (NO. 333-00829)

POST EFFECTIVE AMENDMENT NO.2 TO FORM S-8 (NO. 333-19445)

POST EFFECTIVE AMENDMENT NO.2 TO FORM S-8 (NO. 333-42133)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-128260)

POST EFFECTIVE AMENDMENT NO.1 TO FORM S-8 (NO. 333-130047)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-143716)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-149396)

POST EFFECTIVE AMENDMENT NO.2 ON FORM S-8 TO FORM S-4 (NO. 333-149537)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-151607)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INGERSOLL-RAND PLC

(Exact Name of Registrant as Specified in Its Charter)

Ireland	98-0626632
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

170/175 Lakeview Dr.

Airside Business Park

Swords, Co. Dublin

Ireland

(Address of Principal Executive Offices)

Ingersoll-Rand plc Incentive Stock Plan of 1998 (amended and restated effective July 1, 2009)

Incentive Stock Plan of 1990 of Ingersoll-Rand Company Limited

Ingersoll-Rand Company Incentive Stock Plan of 1995 (amended and restated effective July 1, 2009)

IR Executive Deferred Compensation Plan

(as amended and restated effective July 1, 2009)

IR-plc Director Deferred Compensation and Stock Award Plan

(as amended and restated effective July 1, 2009)

Ingersoll-Rand Company Employee Savings Plan for Bargained Employees

(as amended)

Ingersoll-Rand Company Employee Savings Plan

(as amended)

Ingersoll Rand Thermo King de Puerto Rico Retirement Savings Plan

(as amended)

Melroe Savings and Investment Plan

Ingersoll-Rand plc Incentive Stock Plan of 2007

(amended and restated as of July 1, 2009)

IR Executive Deferred Compensation Plan II

(as amended and restated effective July 1, 2009)

IR-plc Director Deferred Compensation and Stock Award Plan II

(as amended and restated effective July 1, 2009)

Trane Inc. 2002 Omnibus Incentive Plan (restated to include all amendments through July 1, 2009)

Trane Inc. Stock Incentive Plan (restated to include all amendments through July 1, 2009)

Trane Inc. Deferred Compensation Plan (as amended and restated as of July 1, 2009, except where otherwise stated)

(Full Title of the Plans)

Patricia Nachtigal, Esq.

Senior Vice President and General Counsel

c/o Ingersoll-Rand Company

One Centennial Avenue

Piscataway, New Jersey 08855

(732) 652-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joshua Ford Bonnie, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value US$1.00 per share	(1)	(1)	(1)	(1)

(1)	No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-67257, 333-00829, 333-19445, 333-42133, 333-130047, 333-143716, 333-149396, 333-149537 and 333-151607). Therefore, no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Ingersoll-Rand plc, an Irish public limited company (the “Company”), as successor issuer to Ingersoll-Rand Company Limited, a Bermuda company (“IR Limited”). On July 1, 2009, IR Limited and the Company completed the scheme of arrangement pursuant to which the IR Limited’s Class A common shares were cancelled and the Class A common shareholders received, on a one-for-one basis with the Class A common shares that were cancelled, new ordinary shares of the Company (or, in the case of fractional shares held of record, if any, cash) for the purpose of changing the place of incorporation of the parent company of the Ingersoll Rand group from Bermuda to Ireland (the “Reorganization”). As a result of the Reorganization, IR Limited is now a wholly-owned subsidiary of the Company and the Company is the successor issuer to IR Limited. In connection with the Reorganization, the Company assumed IR Limited’s existing obligations in connection with awards granted under IR Limited’s incentive plans and other similar employee awards and amended such plans and awards as necessary to provide for the issuance of the Company’s ordinary shares rather than the Class A common shares of IR Limited upon the exercise of awards. This Post-Effective Amendment pertains to the adoption by the Company of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-67257; (ii) Registration No. 333-35229-99; (iii) Registration No. 333-00829; (iv) Registration No. 333-19445; (v) Registration No. 333-42133; (vi) Registration No. 333-128260; (vii) Registration No. 333-130047; (viii) Registration No. 333-143716; (ix) Registration No. 333-149396; (x) Registration No. 333-149537; and (xi) Registration No. 333-151607. The Company hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to Registration Nos. 333-128260, 333-130047, 333-143716, 333-149396 and 333-151607, this is Post-Effective Amendment No. 1. With respect to Registration Nos. 333-67257, 333-35229-99, 333-00829, 333-19445 and 333-42133, this is Post-Effective Amendment No. 2. With respect to Registration No. 333-149537, this is Post-Effective Amendment No. 2 on Form S-8 to Form S-4. Registration fees were paid at the time of filing of the original Registration Statements.

In accordance with an undertaking contained in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, this Post-Effective Amendment hereby removes from registration (i) all of the preference share purchase rights to purchase Series A preference shares previously registered on Registration Nos. 333-128260, 333-130047, 333-143716, 333-149396 and 333-151607 and (ii) all of the IR Limited Class A common shares previously registered on Registration Nos. 333-128260 and 333-35229-99 that remain unsold under such registration statements as of the date hereof. The respective registration statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

1.	IR Limited’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

2.	IR Limited’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

3.	IR Limited’s Current Reports on Form 8-K filed with the SEC on January 8, 2009, February 10, 2009, February 19, 2009, March 5, 2009, March 6, 2009 (as amended by Current Report on Form 8-K/A filed with the SEC on March 9, 2009), March 6, 2009 (as amended by Current Report on Form 8-K/A filed with the SEC on March 9, 2009), March 31, 2009, April 6, 2009, May 17, 2009, June 3, 2009, June 8, 2009 and June 12, 2009;

4.	IR Limited’s Current Report on Form 8-K/A filed with the SEC on August 11, 2008 (Item 9.01(a) only); and

5.	The Company’s Current Report on Form 8-K12B filed on July 1, 2009.

All reports that the Company subsequently files pursuant to Sections 13(a) and 13(c), 14 and 15(d) of the Exchange Act, after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to this Post-Effective Amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such reports and documents. Unless expressly incorporated in this Post-Effective Amendment, a report furnished on Form 8-K shall not be incorporated by reference into this Post-Effective Amendment.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to the provisions of and so far as may be admitted by Irish law, the Company’s articles of association provide that every director and the secretary of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court.

The Company will also indemnify any person who was, is or is threatened to be made a party to a Proceeding (as hereinafter defined) by reason of the fact that he or she is or was an “officer” of the Company as such term is defined under the Exchange Act (excluding any director or secretary) as well as with individuals serving as director, officer or some other function of any other entity, to the fullest extent permitted under Irish law, as the same exists or may hereafter be amended. Such right shall include the right to be paid by the Company expenses incurred in defending any such Proceeding in advance of its final disposition to the maximum extent permitted under Irish law, as the same exists or may hereafter be amended; provided that to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the officer or other covered person is not entitled to be indemnified under this article or otherwise.

Each of the Company and IR Limited have entered into deed poll indemnities as to each of the Company’s directors, secretary and officers and senior executives (as may be determined by the board of directors of the Company from time to time), as well as with individuals serving as director, officer or some other function of the Company’s subsidiaries, providing for the indemnification of, and advancement of expenses to, such persons, to the fullest extent permitted by law.

“Proceeding,” as used herein, means any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit, claim or proceeding, and any inquiry or investigation that could lead to such an action, suit, claim or proceeding.

The Company has taken out directors and officers liability insurance, as well as other types of insurance, for its directors and officers.

Item 7. Exemptions from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see Exhibit Index to this Post-Effective Amendment, which is incorporated in this item by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, Ingersoll-Rand plc certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Davidson, State of North Carolina, on the 1st day of July, 2009.

INGERSOLL-RAND PLC

By:	/s/ HERBERT L. HENKEL
(Herbert L. Henkel)
Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Herbert L. Henkel, Steven R. Shawley and Patricia Nachtigal, and each of them singly, such person’s true and lawful attorneys, with full power to them and each of them to sign, for such person and in such person’s name and capacity indicated below, any and all amendments to this registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, in connection with the registration under the Securities Act of 1933, of securities of the registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this power of attorney.

******

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed below by the following persons in the capacities listed on the 1st day of July, 2009.

Signature	Title

/s/ HERBERT L. HENKEL (Herbert L. Henkel)	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ STEVEN R. SHAWLEY (Steven R. Shawley)	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ RICHARD J. WELLER (Richard J. Weller)	Vice President and Controller (Principal Accounting Officer)

/s/ ANN C. BERZIN (Ann C. Berzin)	Director

/s/ JARED L. COHON (Jared L. Cohon)	Director

/s/ GARY D. FORSEE (Gary D. Forsee)	Director

/s/ PETER C. GODSOE (Peter C. Godsoe)	Director

/s/ EDWARD E. HAGENLOCKER (Edward E. Hagenlocker)	Director

/s/ CONSTANCE HORNER (Constance Horner)	Director

/s/ THEODORE E. MARTIN (Theodore E. Martin)	Director

/s/ PATRICIA NACHTIGAL (Patricia Nachtigal)	Director

/s/ ORIN R. SMITH (Orin R. Smith)	Director

/s/ RICHARD J. SWIFT (Richard J. Swift)	Director

/s/ TONY L. WHITE (Tony L. White)	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Memorandum of Association of Ingersoll-Rand plc, an Irish public limited company (Filed as Exhibit 3.1 to Ingersoll-Rand plc’s Form 8-K filed on July 1, 2009 and incorporated herein by reference).

4.2	Articles of Association of Ingersoll-Rand plc, an Irish public limited company (Filed as Exhibit 3.2 to Ingersoll-Rand plc’s Form 8-K filed on July 1, 2009 and incorporated herein by reference).

4.3	Certificate of Incorporation of Ingersoll-Rand plc, an Irish public limited company (Filed as Exhibit 3.3 to Ingersoll-Rand plc’s Form 8-K filed on July 1, 2009 and incorporated herein by reference).

5.1	Opinion of Arthur Cox, Solicitors as to the legality of the ordinary shares.

10.1	Ingersoll-Rand Company Incentive Stock Plan of 1995 (amended and restated effective July 1, 2009) (Filed as Exhibit 10.7 to Ingersoll-Rand plc’s Form 8-K filed on July 1, 2009 and incorporated herein by reference).

10.2	Ingersoll-Rand plc Incentive Stock Plan of 1998 (amended and restated as of July 1, 2009) (Filed as Exhibit 10.8 to Ingersoll-Rand plc’s Form 8-K filed on July 1, 2009 and incorporated herein by reference).

10.3	IR Executive Deferred Compensation Plan (as amended and restated effective July 1, 2009) (Filed as Exhibit 10.9 to Ingersoll-Rand plc’s Form 8-K filed on July 1, 2009 and incorporated herein by reference).

10.4	IR Executive Deferred Compensation Plan II (as amended and restated effective July 1, 2009) (Filed as Exhibit 10.10 to Ingersoll-Rand plc’s Form 8-K filed on July 1, 2009 and incorporated herein by reference).

10.5	IR-plc Director Deferred Compensation and Stock Award Plan (as amended and restated effective July 1, 2009) (Filed as Exhibit 10.11 to Ingersoll-Rand plc’s Form 8-K filed on July 1, 2009 and incorporated herein by reference).

10.6	IR-plc Director Deferred Compensation and Stock Award Plan II (as amended and restated effective July 1, 2009) (Filed as Exhibit 10.12 to Ingersoll-Rand plc’s Form 8-K filed on July 1, 2009 and incorporated herein by reference).

10.7	Ingersoll-Rand plc Incentive Stock Plan of 2007 (amended and restated as of July 1, 2009) (Filed as Exhibit 10.15 to Ingersoll-Rand plc’s Form 8-K filed on July 1, 2009 and incorporated herein by reference).

10.8	Ingersoll-Rand plc Incentive Stock Plan of 2007 - Rules for the Grant of Options to Participants in France (as amended and restated effective July 1, 2009) (filed as Exhibit 10.16 to Ingersoll-Rand plc’s Form 8-K filed on July 1, 2009 and incorporated herein by reference).

10.9	Trane Inc. 2002 Omnibus Incentive Plan (restated to include all amendments through July 1, 2009) (Filed as Exhibit 10.17 to Ingersoll-Rand plc’s Form 8-K filed on July 1, 2009 and incorporated herein by reference).

10.10	Trane Inc. Stock Incentive Plan (restated to include all amendments through July 1, 2009) (Filed as Exhibit 10.18 to Ingersoll-Rand plc’s Form 8-K filed on July 1, 2009 and incorporated herein by reference).

Exhibit No.	Description
10.11	Trane Inc. Deferred Compensation Plan (as amended and restated as of July 1, 2009, except where otherwise stated) (Filed as Exhibit 10.19 to Ingersoll-Rand plc’s Form 8-K filed on July 1, 2009 and incorporated herein by reference).

23.1	Consent of Arthur Cox, Solicitors (included as part of Exhibit 5.1).

23.2	Consent of Analysis, Research & Planning Corporation.

23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Ernst & Young LLP.

23.5	Consent of Hamilton, Rabinovitz & Associates, Inc.

24.1	Power of Attorney (included as part of signature page).